Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of TRI Pointe Homes, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement and may be executed in one or more counterparts.

Dated: February 13, 2014

/s/ Douglas F. Bauer
DOUGLAS F. BAUER

/s/ Michael D. Grubbs
MICHAEL D. GRUBBS

/s/ Thomas J. Mitchell
THOMAS J. MITCHELL

BMG HOMES, INC.

By:	/s/ Douglas F. Bauer
Name: Douglas F. Bauer
Title: Chief Executive Officer